Exhibit 5.2

São Paulo, September, 15,2004

Brasil Telecom S.A.
SIA Sul - Area de Serviços Públicos - Lote D - Bloco B
71215-000 Brasilia, Distrito Federal
Brazil

Re:	Brasil Telecom S.A.
Registration Statement on Form F-4

Dear Sirs:

         We have acted as special Brazilian counsel for Brasil Telecom S.A. (the "Issuer") in connection with the preparation of the above-captioned Registration Statement, as amended (the "Registration Statement"), and the forms of agreements filed as Exhibits thereto (the "Agreements"), pursuant to which Issuer proposes to issue up to U.S.$200,000,000 aggregate principal amount of its 9.375% Notes due 2014 (the "New Notes") in exchange for a like principal amount of its 9.375% Notes due 2014 issued on February 17,2004 (the "Existing Notes"), pursuant to the Indenture of even date therewith (as modified, amended or supplemented from time to time, the "Indenture"), by and among Issuer, The Bank of New York, as Indenture Trustee, Insurance Trustee, New York Paying Agent, Registrar and Authentication and Transfer Agent (the "Trustee") and The Bank of Tokyo - Mitsubishi Ltd., London Branch as Principal Paying Agent (the "Principal Paying Agent"). Unless otherwise defined herein, terms and expressions used herein have the same respective meanings assigned to them in the Indenture.

         In giving this opinion we have, with your consent, assumed without any independent investigation or verification of any kind the genuineness of all signatures on the Registration Statement; Agreements; New Notes and Existing Notes (the "Transaction Documents"), the authenticity and completeness of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified, photostatic, electronic or facsimile copies. In addition, we have assumed (i) the due

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authorization, execution and delivery of the Transaction Documents by each of the parties thereto (other than the Issuer), in the respective forms examined by us, (ii) that the performance thereof is within the capacity and powers of each such party (other than the Issuer), (iii) the validity and enforceability of the Transaction Documents under the laws to which such Transaction Documents are expressed to be governed (other than the laws of Brazil) and, insofar, as any obligation expressed to be incurred under any of the Transaction Documents is to be performed in or is otherwise subject to the laws of any jurisdiction (other than Brazil), the legality of such performance under the laws of such jurisdiction, (iv) that each of the parties to the Transaction Documents (other than the Issuer) has been duly organized and established and is validly existing under the laws of the jurisdiction of its incorporation at the date of execution of the Transaction Documents, (v) that each of the parties to the Transaction Documents (other than the Issuer) has all necessary regulatory and other approvals, exemptions, licenses and authorizations to perform its obligations under such of the Transaction Documents to which it is a party, and (vi) that there are no other documents, agreements or other arrangements involving any of the parties to the Transaction Documents (other than the Issuer) that may in any way affect the opinions expressed herein. We have relied as to factual matters on the documents we have examined, including without limitation, the representations, warranties and covenants contained in the Transaction Documents.

         It is our opinion that the New Notes, when duly executed and delivered by Issuer and authenticated by the Trustee, pursuant to the Indenture and delivered to, and exchanged for the Existing Notes by the holders, as contemplated by the Indenture and the Registration Statement will constitute valid and legally binding obligations of the Issuer, under the laws of Brazil, enforceable in accordance with their terms, except, in addition to rules relating to Brazilian national sovereignty, public policy or good morals (i) as disclosed on the Registration Statement, statements which constitute summaries of the legal matters and procedures under the laws of Brazil and fairly summarize the matters referred to therein, (ii) that in case of bankruptcy, insolvency, liquidation, reorganization, moratorium, concordata, or any other event contained in Brazilian bankruptcy or any other Brazilian laws that may apply to liquidation or reorganization of the Issuer, certain credits will have preference over any other credits, including secured ones and (iii) as it may be limited by possible unavailability of specific performance, summary judgment (processo executivo) or injunctive relief.

         In addition, the authorizations from the Central Bank of Brazil ("Central Bank") required for the payment of the New Notes are in full force and effect. Remittances and payments abroad made in different terms or conditions from those originally covered by the electronic registration with the Central Bank (including those made after 120 days from their originally scheduled dates) must be further authorized by the Central Bank.

         We are qualified to practice law in the Federative Republic of Brazil only and therefore the opinions expressed in this letter are limited to questions arising under the laws of the Federative Republic of Brazil. Therefore, this opinion does not cover any questions arising under or relating to any laws other than the laws of Brazil as in effect at the date of this opinion and we have assumed that there is nothing in any other law that affects our opinion. In particular, we have made no independent investigation of the laws of the State of New York, United States of America, as a basis for the opinions stated herein and do not express or imply any opinion on such laws.

         This opinion is dated as of today and we expressly disclaim any responsibility to advise with respect to any development, modification or circumstance of any kind, including any change of law or fact, which may occur after the date of this opinion letter, even though such development, modification or circumstance may affect the legal analysis, legal conclusion or any other matter set forth in or relation to this opinion letter.

         We also expressly disclaim any responsibility to advise with respect to any development, modification or circumstance of any kind involving any of the Transaction Documents, even though such development, modification or circumstance may affect the legal analysis, legal conclusion or any other matter set forth in or relation to this opinion letter.

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         This opinion may not be relied upon for any other purpose or by any other person, whether nat ural person, legal entity or government body, other than stated herein, or quoted or referred to in any public document, or in any other way made public, released to or filed with any third party, without our prior written consent. All qualifications, reservations and limitations contained in our opinion letter dated as of February 17, 2004 are applicable to this opinion letter.

         We hereby consent to the filing of this opinion with the Registration Statement.

Very truly yours,

BARBOSA, MÜSSNICH & ARAGÃO ADVOGADOS